[FAMILY STEAK HOUSES OF FLORIDA, INC. LETTERHEAD]



Dear Shareholders:

     Over the last few days several of you have called me or our proxy solicitor and asked what are the Company's strategic plans to strengthen our Company and enhance shareholder value. You have received letters from Glen Ceiley, who is attempting a takeover of our Company, in which he lists the alternatives he is considering. Although I address these issues in the Annual Report, this is an important enough issue that you need to know what the Company's plans are and what we are doing as you decide how to respond to Ceiley's takeover attempt.

                               WHERE WE CAME FROM

     As many of you will recall, this Board and management team were put in place in the spring of 1994, the darkest days of our Company's history. The Company was laboring under a massive debt structure that was in default for non-payment of $1 million and numerous covenant defaults. Most of this debt was owed to The Travelers and carried an interest rate of 11.21%. The terms of our loan agreements prohibited the Company from building new restaurants or making the capital investments that our restaurants required. We were past due on franchise payments to our franchisor. Several restaurants were losing money. Morale was at an all time low among shareholders, employees and management. Consultants brought in by prior management recommended filing a Chapter 11 bankruptcy petition. This was the situation when this Board and management team took over the Company.

                            WHAT WE HAVE ACCOMPLISHED

     The current Board and management team moved quickly to address the most pressing problems facing our Company. As you may recall, we went through the painful process of closing several restaurants. We negotiated a restructuring of our debt with The Travelers to reduce the interest rate to 9.0% and cure existing defaults. We converted past due franchise fees into a promissory note that we have since paid in full. We negotiated a reduction in our franchise fee that will save our Company an estimated $3 million by the year 2001. We initiated a remodeling program for many of our most outdated restaurants and installed Scatter Bars in 14 restaurants. Most recently, we have replaced our old lenders with new, long-term financing that is on very favorable terms. We have obtained a line of credit to permit the construction of new restaurants. We have built and opened one new restaurant this year and have a contract on a second new restaurant site. These are the first new restaurants we have opened in more than four years. In 1995, the first full year this Board and management team were in place, we showed profits of $1.3 million, a $3 million turnaround from the $1.7 million in losses in 1994. We also showed a profit in 1996 and, as shown in the enclosed earnings release, profits are up for the first quarter of 1997.

                               WHERE WE ARE GOING

     At the first annual meeting of shareholders this Board and management team presided over, we announced a plan. In 1994 we told you that we were going to get our financial house in order. We believe that task has been successfully accomplished. We told you we were going to remodel our older restaurants. We've remodeled some and we have others that we are currently remodeling. We told you that we were going to return this Company to a growth mode. We're doing that now with the opening of new restaurants. We told you that we were going to restore good relations with our franchisor. Our relationship with Ryan's Family Steak Houses, Inc. has never been better and I think if you ask Charlie Way, the President and CEO of our franchisor, he'll tell you the same thing. In fact, we are now using our franchisor's site selection and construction teams to identify sites and build new restaurants. We told you that we were going to return this Company to profitability. I'm pleased to say that we have shown profits eight out of the last nine quarters and with strong first quarter earnings we look forward to our third straight year of profitability.

     We are on course with our plans to increase earnings - a tried and true way to increase stock price. As we look ahead, these are your Board's plans for the
Company:

o    Build new restaurants.

o    Remodel older stores to fight competition.

o Replace lesser performing restaurants with new restaurants in higher volume sites.

o    Seek out new sources of capital to fund continued growth.


     What is Ceiley's plan? To sell our restaurants and our real estate? And what kind of company would you own then? If Ceiley succeeds in his takeover efforts, you may be left with an investment in a company that you won't recognize because it won't be a restaurant company. We don't think his plan that will enhance shareholder value for this business - he readily and repeatedly admits that he knows nothing about our business. He is not putting any new money into our Company. We believe what our Company needs is new capital to fund our growth so that we are not relying on increased indebtedness. We were working on just such a plan when Ceiley interrupted us.

     Read the enclosed earnings release. The Company is on the right track. Don't give the Company to Ceiley now. Let us finish the job we've started.

o Do not return the GOLD consent card sent to you by Bisco, even to vote against their proposal. If you have already done so, please mark the REVOCATION box on the enclosed WHITE revocation of consent card, sign and date the form and return it in the postage-paid envelope provided.

o Do not tender your shares to Bisco. If you have already done so, you can have your shares returned to you by completing the YELLOW Notice of Withdrawal previously mailed to you.

o If your shares are held through a bank or broker, please contact your representative at that firm and request the representative to execute the WHITE revocation of consent card on your behalf.

If you require any assistance, please call our proxy solicitor, Corporate Investor Communications, at (800) 932-8498.

Thank you.


                                            Sincerely,
                                            Family Steak Houses of Florida, Inc.



                                            /s/ Lewis E. Christman, Jr.
                                            -----------------------------------
                                            Lewis E. Christman, Jr.
                                            President and CEO

Contact: Edward B. Alexander
         Vice President of Finance
         (904) 249-4l97                                             May 12, 1997
                                                           For Immediate Release


                      FAMILY STEAK HOUSES OF FLORIDA, INC.
                    REPORTS INCREASED FIRST QUARTER EARNINGS

                             ----------------------


NEPTUNE BEACH, FLORIDA - Family Steak Houses of Florida, Inc. (NASDAQ:RYFL), today reported earnings for the first quarter of 1997.

First quarter 1997 sales increased 1.9% to $10,559,100 from $10,359,700 for the same period in 1996.

Net earnings for the first quarter were $352,800 compared to $261,100 for the same period in 1996. Earnings per share for the first quarter of 1997 were 3 cents compared to 2 cents for the first quarter of 1996.

                                                         Family Steak Houses
Consolidated Statements of Earnings                        of Florida, Inc.
(Unaudited)                                            For The Quarters Ended
                                                       ----------------------
                                                        April 2,      April 3,
                                                         1997           1996
                                                      ----------     ----------
Sales                                              $ 10,559,100    $ 10,359,700

Cost and expenses:
     Food and beverage                                4,088,200       4,150,200
     Payroll and benefits                             2,897,400       2,783,300
     Depreciation and amortization                      415,100         425,300
     Other operating expenses                         1,517,200       1,524,900
     General and administrative expenses                587,800         528,800
     Franchise fees                                     316,600         310,600
     Loss from disposition of equipment                  17,300          18,600
                                                   ------------    ------------
                                                      9,839,600       9,741,700

     Earnings from operations                           719,500         618,000

Interest and other income                               112,000         121,100
Interest expense                                       (390,500)       (391,000)
                                                   ------------    ------------
     Earnings before income taxes                       441,000         348,100
Provision for income taxes                               88,200          87,000
                                                   ------------    ------------
     Net earnings                                  $    352,800    $    261,100
                                                   ============    ============
Net earnings per common and
     equivalent share                              $       0.03    $       0.02
                                                   ============    ============
Weighted average common shares and equivalents       11,638,000      12,122,000
                                                   ============    ============